EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
------------------------     -----------------------


                           AMERICAN ECOLOGY ANNOUNCES
                   WASTE SHIPMENTS DELAYED AT NEW JERSEY SITE

                SHIPMENTS EXPECTED TO RESUME IN 3 MONTHS OR LESS


     BOISE, IDAHO, OCTOBER 27, 2005 - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ:ECOL] today announced that waste shipments under the Company's transport, treatment and disposal contract with Honeywell International Inc. for a site in Jersey City, New Jersey have been delayed.

     Honeywell recently notified the Company that waste excavation associated with construction of a subsurface barrier wall surrounding the site is complete. Material from this initial excavation phase has been shipped off-site for disposal. Honeywell further notified the Company that shipments from the main, multi-year excavation would be delayed for up to 90 days, although shipments could resume earlier.

     "Like other large remedial projects, the pace and timing of on-site excavation work and the availability of waste for shipment to American Ecology are beyond our control," stated Romano, adding, "Our contract with Honeywell remains in full effect and we look forward to receiving substantially all of the waste removed from the Jersey City site once the main excavation resumes."

     American Ecology will assess Honeywell certain fees for not meeting minimum weekly shipment requirements as provided for under the Contract. The Company will also pay certain fees to its New Jersey subcontractor. Management is presently working with Honeywell and its subcontractors to minimize delay costs.

     Awarded in June 2005, the contract commits Honeywell to provide American Ecology 99% of the chromite ore processing residues removed from the site during the upcoming main excavation phase.

     Total waste volumes at the site have been estimated at approximately one million tons. On October 6, 2005 Honeywell filed a motion in U.S. District Court, District of New Jersey to reduce the amount of material removed from the site by 53%. The motion is presently under judicial review.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United

States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company has disposal facilities in Idaho, Nevada, Washington and Texas, and is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein. No assurance can be given that Honeywell will timely resume off-site shipments, ship volumes originally projected, or that the fees being assessed will cover all project delay costs. Nor can the Company provide assurances it will satisfactorily perform under the terms of the contract, meet its profitability objectives for the project, or successfully execute its overall business plan going forward. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.


                                      ###

                                        6